Exhibit 10.10c

AMENDMENT THREE

TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This AMENDMENT THREE TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Amendment”) is dated February 23, 2010, but is made effective as of April 30, 2001, and is entered into between GK FINANCING, LLC, a California limited liability company (“GKF”), and JACKSON HMA, LLC d/b/a Central Mississippi Medical Center, a for-profit Mississippi corporation (“Medical Center”), with reference to the following recitals:

Recitals:

A. GKF and Medical Center entered into a Lease Agreement for a Gamma Knife Unit dated November 1, 1999, as amended by (i) an Addendum to Lease Agreement For A Gamma Knife Unit; and (ii) an Addendum Two to Lease Agreement For A Gamma Knife Unit dated as of November, 2006 (as amended, the “Lease”).

B. At the time the Lease was entered into, the parties agreed that GKF would share equally in the costs marketing the Gamma Knife services provided by the Medical Center. However, this obligation was inadvertently omitted from the Lease, which the parties now desire to amend to correct such inadvertent omission.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meaning set forth in the Lease.

2. Marketing Support. Effective as of the Commencement Date of the Lease (i.e., April 30, 2001), Section 9(e) of the Lease is hereby, and shall be deemed to have been, deleted in its entirety and replaced with the following:

“(e) Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.) together with administrative and physician support (e.g., seminars for physicians by neurosurgeons and radiation therapists, etc.) for the Gamma Knife service to be operated by the Medical Center, subject to the following:

“GKF, in coordination with Medical Center, shall provide Medical Center with marketing support for the Gamma Knife service to be provided by Medical Center. Notwithstanding the preceding sentence or any provision to the contrary herein, GKF shall not engage in any direct or indirect marketing or advertising of the Gamma Knife services to be rendered by Medical Center during the term of this Agreement, without Medical Center’s approval. Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, GKF and Medical Center shall develop a mutually agreed upon marketing budget and plan (“Plan”) for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term. Once approved, the Plan shall be implemented by Medical Center in accordance with its terms. If Medical Center has not approved or disapproved of the Plan within thirty (30) days following its receipt, Medical Center shall be deemed to have approved the same. All advertisements, brochures and other marketing materials pertaining to the Plan shall be subject to review and written approval by Medical Center and GKF prior to their use. Medical Center and GKF shall discuss the Plan on a regular basis not less than once per quarter. Medical Center’s and any Medical Center subsidiary’s or related corporation’s name, trademarks, service marks, or other identifying names, marks, images or designations shall be and remain the sole and exclusive property of Medical Center, but which may be used in any approved marketing materials without payment of any license or royalty fee. As funds are expended by Medical Center in accordance with the Plan, Medical Center shall submit invoices (together with documentary evidence supporting the invoices) for its expenditures and, promptly following the receipt of such invoices, GKF shall reimburse Medical Center for fifty percent (50%) of approved expenditures. It is acknowledged by the parties that such expenses to be reimbursed by GKF as provided above have been included in GKF’s calculation of Medical Center’s per procedure payments so as to allow GKF to recover such GKF expenses during the Term of this Agreement; provided that, in no event shall the foregoing limit or otherwise affect Medical Center’s obligation to pay the per procedure payments as set forth in this Agreement.”

The parties acknowledge that both parties have been in compliance with the foregoing requirements through the execution of this Amendment.

3. Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

“GKF”:		“Medical Center”:

GK FINANCING, LLC		JACKSON HMA, LLC d/b/a Central Mississippi Medical Center

By:	/s/ Craig K. Tagawa	By:	/s/ Glen Silverman
	Craig K. Tagawa	Name	Glen Silverman
	Chief Executive Officer	Title:	CEO